Exhibit 99.2

Trex Company, Inc.

Q1 2020 Earnings Conference Call

Monday, May 4, 2020, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Jim Cline - Chairman

Bryan Fairbanks - President, Chief Executive Officer

Bill Gupp - Senior Vice President, General Counsel, Secretary

Dennis Schemm - Vice President, Chief Financial Officer

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company First Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad, to withdraw your question, please press “*”, then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Jim Cline, Chairman, and Bryan Fairbanks, President and Chief Executive Officer. Joining Jim and Bryan is Bill Gupp, Senior Vice President, General Counsel and Secretary; Dennis Schemm, Vice President and Chief Financial Officer; as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the first quarter 2020. This release is available on the company’s website. The conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill.

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks, uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs, as well as, our 1933 and other 1934 Act filings with the SEC. Additionally, EBITDA will be referenced in this call and is considered a non-GAAP measure. A reconciliation of EBITDA to net income can be found in our earning press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Jim Cline.

Jim Cline

Thank you, Bill and thank you all for joining us this afternoon to discuss our first quarter results and to review our business outlook. These are certainly unprecedented times.

I am pleased that Trex was able to report an outstanding first quarter and that our facilities have remained operational during this crisis. Our employees and leadership teams have done an excellent job in deploying our business continuity plans quickly and efficiently.

Part of strong business planning is a focus on succession and even with the crisis at hand, I’m extremely confident in the current transition that we have under way with Bryan stepping into his new role as President and Chief Executive Officer. Bryan will review the first quarter results and provide additional color on our strategy, operational results, and outlook in a few minutes.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

I would like to focus my remarks on what I think matters most in times of uncertainty, and that is leadership. Trex is unique in that we offer leadership strengths in many important areas, namely people, the Trex brand, low cost manufacturing, and innovation. These leadership strengths will enable Trex to not only weather this period of economic uncertainty but to emerge from it as even stronger market leader.

Trex is clearly the brand leader and in the growing composite decking arena, with leading market share in the industry and strategies to accelerate conversion of the large wood market.

Further supporting this brand leadership, Trex recently swept the annual awards from Builder Magazine Brand Use Study, receiving the most votes for Brand Familiarity, Brand Used Most in the last two years, Brand Used Most, and highest in overall quality. In addition, Trex was awarded Greenest Decking by Green Builders’ Media Readers’ Choice Awards. These awards reinforce the reputation for product performance, ease of installation, sustainability and best-in-class channel relationships.

From a low-cost manufacturing perspective, we saw significant year-over-year improvements and the start of the process to remove the material from Enhance to hit our original design intent. Tying this all together are the people at Trex and our leaders, most of whom have worked together for the past 10 years and are responsible for making Trex the resilient company it is today. It has been a privilege to lead this talented group of people, and I look forward to continuing to work with the Trex team in my new role as Chairman.

And I am proud to turn this call over and the CEO role to Bryan Fairbanks. Bryan.

Bryan Fairbanks

Thank you, Jim. Before I begin my remarks in the quarter, I’d like to follow-up on Jim’s comments by commending the Trex team for their tremendous dedication and recognizing the excellent job that our employees have done in deploying our business continuity plans quickly and efficiently.

We are being prudent in taking actions beyond CDC recommendations, including physical distancing at all facilities, deployment of temperature scanners, remote working, and many other precautions. Not only have we focused on the safety of our people, we’ve also looked for ways we can help our communities.

Our R&D team produced face shields for medical use to help our local hospital, and we made monetary donations to local and national charities. I’m proud of the way our entire organization has responded and how quickly they have adapted to the changes in the way we need to operate today.

While the last 60 days have brought unprecedented change to the business landscape, Trex continues to focus on our strategic initiatives, including: providing leading products for the outdoor living market; furthering our cost leadership by engineering our enhanced products back to original design parameters; building capacity to support market demand; and continuing our efforts to convert the large wood market to Trex composite products.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

First quarter results were strong. Key highlights included a 12% increase in consolidated revenue, led by a 13% sales growth in the Trex Residential Products. We also expanded consolidated EBITDA margin by 570 basis points to 29.4% and deployed $23 million in capital, primarily related to our expansion, in line with our expectations.

The first quarter results reflected broad-based demand across all product lines and channels. Traffic to trex.com and decks.com indicates that the consumer is engaged with our brand and with deck planning, design, and purchase decisions even during these challenging times.

Compared to the prior year, site visits were up over 15% during the quarter. These growth numbers indicate that the conversion from wood continues to accelerate, thanks in part to the launch of Enhance Basics and Naturals decking, which has significantly expanded the size of our addressable market and the popularity of Transcend, which continues to take market share.

While our revenue growth was strong, our gross margin performance demonstrated our operational excellence, advancing by 620 basis points to 44.8%. This exceptional improvement resulted from production efficiencies, the absence of enhanced start-up costs, and the early stage benefits of removing material from our enhanced profile to achieve the original design intent.

We estimate that Enhance will return to its original design before the end of this year’s third quarter. However, as we continue to expand our capacity, we will experience headwinds from additional labor and costs with associated start-up of the new capacity, along with unplanned incremental costs related to COVID-19. We expect to offset much of these costs through additional operational improvements.

With respect to Trex Commercial Products, revenues were similar to last year, and EBITDA margin increased to 15.1% from 3.7% last year, reflecting roll-off of prior year lower-margin projects, improvements in overall execution and favorable project mix.

Production efficiencies, stable raw material costs, and spending controls drove strong operating leverage in the first quarter, resulting in 39% consolidated EBITDA growth and a 35% increase in diluted earnings per share.

Now, I would like to discuss how we are working through the COVID-19 crisis and our business outlook. Our facilities have remained fully operational through the crisis and we have been able to continue production in a safe and effective manner to meet demand for Trex products.

We are confident in our sourcing strategy and are well positioned to meet customer demand with no sourcing issues and ample safety stocks of raw material inventories, which we believe will protect us against any potential short-term supply chain disruptions.

Our sales teams are maintaining close contact with our distributors, dealers, and retailers to understand the impact of the crisis on their business and gauge the status of market demand in different geographies so that we can support them most effectively.

My discussions with many of our channel partners and the Trex sales team confirm that we are doing all of the right things to support them. We are mindful of the impact this pandemic has on our own team and business partners. I am proud of the way our teams have remained focused and supportive of our partners’ needs as we collectively work to navigate the current environment.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

While our production and sales volumes for April were in line with our internal plans, we have experienced lower demand in certain geographies. Specifically, we’re seeing the greatest impact in New Jersey, New York, and Pennsylvania tri-state areas, as well as, Michigan and Washington.

We entered this period of uncertainty with a growing demand for composites in most geographies and a customer base that’s increasingly more educated on the benefits of composites.

As a reminder, over 90% of our demand comes from the remodeling sector rather than new build. And public data shows that less than 10% of deck replacements and additions are funded by refinancing or home equity loans. And in fact, fewer than 10% of the contractors on our website offer financing, which speaks to the resilience of our market sector in times when credit may tighten.

We are pleased with the results we have seen in April, and unless current conditions substantially change, we are projecting second quarter sales of $180 million to $190 million. Given the uncertainty of closures and their duration and the further impact of COVID-19 economic pressures, we are temporarily suspending all previously provided full-year guidance.

Despite this uncertainty, we continue to experience strong traffic on trex.com and decks.com. We believe that stay-at-home consumers are prioritizing home improvement projects, especially those that will add lasting value, enhance enjoyment, and minimize maintenance. We see this as a positive trend for our business as our product lines, especially Trex Enhance, meets the needs of our more cost-conscious DIY consumers.

Additionally, Trex has entered this crisis in an extremely strong financial position. This is the result of our conservative financial management practices as we generally only carry short term seasonal debt.

Our balance sheet remains very healthy with ample liquidity, including $221 million of available borrowing capacity under our revolving credit facility and healthy annual operating cash flows, which together, provides more than enough funds to execute our strategy and continue our capital investments.

During the quarter, we repurchased 442,000 shares for $39 million as part of the share buyback program approved by the board of directors. Due to economic uncertainty and market volatility, we have temporarily halted our repurchase program. When the economy recovers, we expect to see significant increases in home improvement spending, specifically in the outdoor living category.

In addition to our flagship products of Transcend and Select decking and railing, the Enhance product line considerably expands our ability to drive further market share gains from wood in the coming years.

This confidence in future growth is reflected in our decision to proceed with our capital expansion program to support robust consumer demand for our products that we anticipate and will continue as economic conditions improve.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

As previously announced, the ramp-up of three additional lines to Nevada facility and an additional line in Virginia will be completed by the end of the second quarter of this year. Meanwhile, the construction of the building for a new Virginia facility is well under way and on schedule.

Before closing, I want to thank Jim Cline for his dedication to building the Trex Company and delivering a strong team that will continue to drive growth and shareholder value. Working under Jim’s leadership has been a rewarding experience for us all, and I look forward to continuing our teamwork as he assumes the role of Chairman of the Board. Jim led the Trex team to gains in revenue, EBITDA, market capitalization--all well ahead of market indices. As impressive as this performance has been, there remains significant opportunities ahead of us.

Trex is in the early innings of the wood conversion opportunity, with approximately 80% of the decking market available for conversion to composites. Our expanded capacity will empower Trex to aggressively gain share within the industry. We have built strong operations, engineering and R&D teams, which continue to drive product innovation, throughput increases and cost saving opportunities for years to come.

Finally, we have a strong leadership team with many years of experience and with the proven skill to drive customer satisfaction and shareholder value. Also, I’m pleased to announce the newest member of the Trex team, Dennis Schemm.

Dennis was appointed Vice President and Chief Financial Officer of the Trex Company. His extensive industry knowledge, financial experience, and collaborative style make him an excellent business and cultural fit for Trex. I look forward to working closely with him and together with our leadership team in executing on our strategic growth plans.

In summary, though we face a difficult economic environment, know that as a leader in a growing market, we are confident that Trex is strongly positioned to effectively navigate tough times. Thanks to our people, channel partners, brand leadership, low-cost manufacturing, and strong financials. The entire Trex team hopes that you and your family stay safe.

Operator, I’d like to now open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*”, then “2.” At this time, we will pause momentarily to assemble our roster.

And our first question comes from John Baugh of Stifel. Please go ahead.

John Baugh

Good afternoon. Congratulations on a great first quarter and welcome, Dennis, to the team. A few things, first quarter I believe the gross margin of 44.8% matches two years ago first quarter, and yet you’ve got the Enhance board still has more material, I think, than you want, and of course, the Enhance product has a lower margin, I assume, and it’s a meaningful part of the mix. So, I’m curious, what in those two-year time frame has enabled to readjust to those factors, gross margins to go up?

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Bryan Fairbanks

Yes, if you look at over that couple of years’ time frame, we have continued to see benefit in our raw material sourcing with recycled polyethylene, also other operational improvements. We’ve talked about our cost projects over the years. Also, a lot of work has been done over the past two years. During the first quarter of this year, we did start to see material rolling out, primarily from our Virginia facility with the lighter weight design. So, we saw a little bit of benefit from that. We will see more of that through the second quarter and then be fully implemented as we get through the third quarter of this year.

John Baugh

Got it. And could you tell us what you’re seeing in your typical two-step versus, say, the more oriented DIY home center business in April…March and April, maybe?

Bryan Fairbanks

Yes. I’ve been trying to stay as close to that as possible, talking with our sales team on a regular basis, as well as, folks within the pro-channel. Regularly have been hearing, there was about a two-week slowdown where the phones were ringing a little bit less. But the phones are really starting to ring now, and those contractors are starting to build their backlog through the summer months again. So, there’s not really the panic that they potentially thought there was going to be looking back 30 days. People are still actively engaged in shopping for Trex products, whether they’re doing it from a DIY perspective or whether they’re working with a contractor. And we’re excited about that, even though there are challenges out in the marketplace.

John Baugh

And finally, my last question and I’ll defer. In the states that were essentially closed to construction that you mentioned, is there a way to delineate the business sort of ex those states?

Bryan Fairbanks

Yes. We haven’t provided any geographic guidance on it. All of those states are significant states for the growth of the Trex Company. All of those states are in various process of reopening. At this point, Michigan has reopened their lumber distributors, as well as, dealers. Washington is slowly reopening. There are parts of New Jersey and Pennsylvania, mostly in the further northeast side that still may be closed at this point. But I kind of look at our overall volume from a population perspective, where you have the largest population centers in the suburbs, you tend to find the larger sales.

John Baugh

Great. Thanks, good luck.

Bryan Fairbanks

Thanks John. Appreciate it.

Operator

Our next question comes from Ryan Merkel of William Blair. Please go ahead.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Ryan Merkel

Hi, guys. Let me also say congrats on a nice quarter. So first off, 2Q sales down 10% is a little bit better than I was thinking. Can you just share with us some of the assumptions that you’re making, it sounds like you had positive growth in April. So, I’m wondering how much you think sales will decline in May and June. And then are you assuming any recovery in the states with harsher restrictions in the guide?

Bryan Fairbanks

Yes. Thanks, Ryan, for the comments. We are seeing primarily weakness in those states that I already talked about. We do expect that, that will come back again and there will be some pent-up demand within those marketplaces. Given that we’re only 60 days in, and there are still a lot of uncertainty of what’s going to happen in these hardest hit marketplaces. We’ve not been too aggressive on assuming large backlogs in those marketplaces. But what we’re hearing has been positive thus far, and all of those considerations are baked into the guidance that we provided at this point.

Ryan Merkel

Yes, that’s what I thought you’d say. I figured you’d stay pretty conservative, which makes sense. Second question, I know you won’t give numbers, but have you seen any big differences in sell through for Transcend versus Enhance, starting in late March? And what I’m getting at is, are you seeing the high end hold up better or is there any trade down with softer consumer demand?

Bryan Fairbanks

It’s very early still. We are still seeing a very balanced portfolio across all of our product lines. Had the first quarter come in line with our expectations, the month of April was also in line with our expectations, and the orders that we have at this point for May continue along that line. So, we are not seeing a significant demand shift. We may see more of that as we go through it later in the summer. But right now, everything is in line with what we expected going into the year.

Ryan Merkel

Got it. Okay. Just lastly on raws. Have you seen recycled plastic prices decline recently and could this be a tailwind later this year?

Bryan Fairbanks

We’ve seen stability in that marketplace. Those materials do sell at a pretty low price at this point, so you don’t see the same benefit flow through on recycled material that you might in the virgin marketplace. We do use a little bit of virgin in some of our products, so we will see a benefit on that part of it. But we have not really seen much of a shift on the recycled materials we’re buying. We may get a little bit more later in the year on that. We’ll talk about that as we see what happens in the marketplace.

Ryan Merkel

Alright. Thanks Bryan. Pass it on.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Tim Wojs of Baird. Please go ahead.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Tim Wojs

Hi, guys. Good afternoon and nice job on Q1.

Bryan Fairbanks

Thanks Tim. Welcome.

Tim Wojs

Thank you. Maybe just on margins, just want to kind of understand the comments. So, you should see some benefits on a year-over-year basis from the Enhance material improving as well as some start-up costs, but it does sound like there’ll be some absorption and some labor and things. So, should we think of gross margins being kind of flattish relative to last year as you kind of look over the next three quarters, or how would you kind of frame that for us?

Bryan Fairbanks

Yes. I’ll step back to the comments we made in the last call, where we said that we would see there’d be some front-loading of the incremental margin improvement, because we would start to see more of those costs flow into our Nevada plant in the second quarter as we’re bringing on employees. And add additional cost in the back half of the year as we start ramping employees for our Virginia facility. Neither of those things have changed at this point. We have withdrawn that guidance on a full-year basis as we wait to see what happens when the market settles out over the coming months.

Tim Wojs

Okay, thanks. And then how would you think about SG&A in terms of managing that relative to your prior expectations? Do you think there’s more leverage opportunity there if there is some more volatility? Or do you think you’ll continue to invest at the same speed that you were investing prior?

Bryan Fairbanks

Yes. We’ll continue to invest in the branding programs as well as building the personnel to support the growth of the organization. I think looking at it over the long-term is a better way. As we’ve talked about in the past, our Enhance Basics product line does not carry the same SG&A load that our higher-end products carry. Those higher-end products are going to carry a branding load along with them, which we don’t spend for Enhance Basics. So, as we move out into the future, I would expect to see continued operating leverage on the SG&A side of the business, driving the overall profitability of the company.

Tim Wojs

Okay. That’s what I have. Good luck on the rest of the year and thank you.

Bryan Fairbanks

Thanks Tim, I appreciate it.

Operator

Our next question comes from Alex Rygiel of B. Riley FBR. Please go ahead.

Alex Rygiel

Good evening, Bryan.

Bryan Fairbanks

Hi, Alex.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Alex Rygiel

Two quick questions. First, can you comment on Commercial bidding activity and maybe comment on the status of your backlog? I know you don’t quantify it, but at least the status of it.

Bryan Fairbanks

Right now, the status is quite strong. We recently just booked a $4 million project in the office building space. That was booked well after the COVID-19 crisis started. That doesn’t mean that there won’t potentially be weakness in that sector as we move forward. We all know the ABI numbers came out at a record low. That tends to impact much farther out sales. So, 2021-2022, we’ll be keeping a close eye on that to understand if projects are being deferred within the existing backlog and what overall bookings look like. But thus far, we’ve continued to see a nice level of bookings in line with our expectations.

Alex Rygiel

And then secondly, how would you gauge inventory on hand and in the channel?

Bryan Fairbanks

First quarter weather was pretty darn good. So, most of the channel was selling product that they were bringing in that if you had bad weather, they’re just building inventories for the second quarter. So, inventories are in good shape to be able to support the season, but they’re far from overstocked. I think if we would have seen a bad weather first quarter across most of the country, my answer to this question probably would be very different right now. But sell-through has remained strong for the first three months of the year.

Alex Rygiel

Thank you. Great quarter and Jim, enjoy your new role.

Jim Cline

Thank you. I appreciate it.

Operator

Our next question comes from Phil Ng of Jefferies. Please go ahead.

Phil Ng

Hi, guys. Any way to kind of parse out how we should think about demand for 2Q? You gave us some color down 10% at the midpoint. How much of that’s sell-through demand versus destocking? Any issues on the channel partner front being able to supply product?

Bryan Fairbanks

I’m not hearing anybody use the word destocking in the channel. We are going into what is the busiest time, the second and third quarter of the year for composite decking. So, will there be some economic challenges during that time period? Absolutely. But we’re going into what’s normally a strong period anyways. So, the distributors are ensuring that they have appropriate inventories to be able to support the market.

Phil Ng

Okay. So, whatever the guidance for 2Q at least seems like a pretty good read for sell-through demand? Because it sounds like your channel partners, some of them may have some issues, but it doesn’t sound like it’s too material.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Bryan Fairbanks

Well, remember, we tend to build inventories in the channel going into the end of the first quarter. And then those channel inventories will tend to decline through the end of the third quarter. So, I expect the sell-through, that there will be lower channel inventories coming out of the second quarter and there will be higher sell-through than what we have. And that’s always going to be a timing difference than you have with Trex, given the seasonal nature of the business and the fact that we need to get inventory out to the market before the season starts.

Phil Ng

Got it. And given some of those states you called out, they’re big states, and hopefully, we ramp back up in terms of being able to be proactive outdoors and whatnot. Do you kind of view 2Q as a trough quarter for you from a sales standpoint?

Bryan Fairbanks

We withdrew guidance because we just don’t have the visibility in the market to be able to answer that question.

Phil Ng

That’s fair enough. And then I guess lastly from me, how much flexibility do you have to kind of scale back some of the capacity you’re ramping up? I know initially, the target was 70% expansion. The Greenfield piece is what I’m trying to get a better pulse on in terms of how much of that can you throttle back. And what kind of incremental margins would you be able to sustain at whatever operating rates, in that 40...I guess if you sustain that mid-45% incremental margin, what kind of op rates would you need to keep it at those levels?

Bryan Fairbanks

Yes. So, the building is well under way and we will be putting equipment in that building. We do have the ability to pull back on some of that investment later in the year for additional lines, if we see that they aren’t necessarily needed at this time. I think when you look at incremental margin, and even probably more importantly going forward, with the impact of Enhance Basics and Naturals, it’s going to be EBITDA margin. So, focused on the gross margin as well as the leverage that we have with SG&A as we continue to grow the organization.

And looking historically, this is a management team that is focused on margin, whether it’s EBITDA margin or gross margin, we don’t have an intent to start dropping things backward, but we also know that we will need that additional capacity to be able to support the market demand that’s out there. Times like this can be opportunities for organizations that have the capital to be able to set themselves up coming out the other end to even be more successful.

Phil Ng

Thanks a lot. I appreciate it, Bryan.

Operator

Our next question comes from Keith Hughes of SunTrust. Please go ahead.

Keith Hughes

Question on production rates. Second quarter production rates, how are they going to compare to the second quarter last year?

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Bryan Fairbanks

We will be continuing to run all of our lines, so it’s similar to last year. We have a little bit more capacity in place at this point. Really, the biggest difference is our throughput will be up because we are not facing the same start-up difficulties. The first quarter was clearly the most difficult quarter last year for start-up. We lost a lot of throughput in both of our plants. Second quarter, it was much less of an impact but there was still an impact. We will get all of that back and more with throughput this year.

Keith Hughes

Okay. That’s all from me. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Kurt Yinger of DA Davidson. Please go ahead.

Kurt Yinger

Yes, good afternoon. Thanks for taking my question.

Bryan Fairbanks

Hi, Kurt.

Kurt Yinger

Hi, I just wanted to circle back to Winchester. And could you just talk about the thought process there pushing ahead? I mean, it seems like from a longer-term perspective, the opportunity costs have of being cut short on capacity, outweighs that risk of having locked your capacity over the near term. But any color there about how you’re thinking about that would be helpful.

Bryan Fairbanks

Well, you hit it spot on. There’s definitely the opportunity to continue moving forward with that capacity. We know that demand will be there as we continue to grow the company. The strategy of going after wood, converting more of that market has been successful. It started before the launch of Enhance, but it really took off with that strategy of allowing there to be more price points to be attractive to a larger portion of the overall buying public. We have the ability to get the construction labor out there at this point and things continue to move on. So, we strongly believe that building that capacity so that we are prepared to serve all of our customer needs as we come out the other side is much more important than pulling back in the short-term to save a few dollars of capital right now.

Kurt Yinger

Right, right. Okay, that make sense. And just quickly, on the branding and advertising piece within SG&A, could you maybe just provide some color about how you were thinking about that coming into the year from kind of a growth in dollars or percentage terms, and then, maybe how you might be reconsidering that spend?

Bryan Fairbanks

Yes. So, branding during the first quarter, we pulled back on some of our spend, because we saw such good weather across most of the country that people were continuing to buy decks. When we look at our branding, we want to be in front of the consumer when they’re making the majority of those buying decisions. That tends to be a little bit later in the year. So, we pulled back on some of that in the early part of the year. But we are still well prepared to execute that branding spend this year to ensure that consumers are engaged with trex.com.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

I think it’s also important to note that the decks.com investment is really paying many dividends with the company here. It is a great on ramp for those consumers that are starting in the marketplace to upgrade their decking. They’re able to get the information about how do they build the deck? What does the bill of material look like? But also, as they’re doing that, they’re receiving hints that there are products out there that are affordable, both with the basics product and then products with a little higher-level aesthetics that will meet the needs they have and still be very affordable.

We are seeing very strong traffic across both of those sites, and we’ll continue to support our branding to drive people there as well as engage with consumers where they’re making the buying decision.

Kurt Yinger

Great. I appreciate the color, Bryan. I’ll turn it over.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Alex Maroccia of Berenberg. Please go ahead.

Alex Maroccia

Hi, good afternoon and thank you for taking my question. Do you have any visibility into consumer behaviors at the end of March into April? And then have people started accelerating their spending on outdoor projects, given the stay-in-place orders in many states?

Bryan Fairbanks

We have some visibility through the month of April, because we do track sell-through at our various channel partners. We do not have really a whole lot of that data moving into May or what those expectations are. Now we do have enough, based on what our channel partners have shared with us, that we’re able to provide the guidance that we did for the second quarter. But really, what that longer-term expectation the consumer has is really too early to say. That’s really more of a third quarter call than it is the second quarter.

Alex Maroccia

Okay, that will make sense. And then my second question is focused on the inventory. What kind of flexibility do you have to bleed down the existing inventories, since they ended the quarter a bit higher than last year? And that’s with the understanding that the end of March was probably a bit slower than what you expected.

Bryan Fairbanks

I’d like to actually see a little bit more inventory on the ground, especially in our decking products. We tend to come out of the first quarter with a much higher railing inventory, because second and third quarter tend to be much higher demand for that, so there’s more safety stock there. But I would like to build some more decking inventory to support the marketplace. So, right now, I have no concerns with where our inventories are.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Alex Maroccia

Alright. That’s great. Thank you.

Operator

Our next question comes from Reuben Garner of The Benchmark Company. Please go ahead.

Reuben Garner

Thanks, good evening and good evening, everybody. Congrats again to Jim, Bryan, and Dennis, you too. Nice to see a familiar face or name. Most of my questions have been answered. The one I wanted to follow up on is the comments you made about the over 90% of your business is remodeling and less than 10% are funded by refi or HELOC. I thought that was very interesting. Do you have any more statistics on what percentage of decks are either DIY, what percentage of your business is just a re-face of a deck rather than having to build a new structure off the house? Just getting at how much of your business can the consumer actually just go to Home Depot or Lowe’s, pick up deck boards, and do themselves versus needing labor at their house?

Bryan Fairbanks

Sure. So that’s one of the real advantages with our channel partners is that we have over 6,700 locations where the consumer can get our product, and they can shop at whatever type of retail outlet that they’re most interested in shopping at. When we look at the split of DIY versus contractor, Trex historically has been about 60% contractor installed, 40% DIY. With the launch of Enhance, we expect to see that shift probably more to a 50-50-type level. If you look at the wood marketplace, it’s the opposite from Trex. Approximately 60% is DIY and 40% is contractor.

So, over time, I expect that we’ll see more of a convergence to a 50-50. And we’re seeing some of that right now, with people being very interested in home improvement projects that they can do while they’re at home. I expect in the short term, some of that DIY and they’re shopping throughout our entire channel, that that percentage is changing. And longer term, I expect we’ll see that converge.

Reuben Garner

Very helpful, Bryan. And just a quick follow-up on that. So, the portion of your business that’s just re-facing a deck versus the whole structure, any idea there, just given that you hear folks calling out the cost of doing a deck? It’s obviously a lot cheaper if you’re just resurfacing it than if you’re having to build a whole new structure. Do you have any stats there?

Bryan Fairbanks

Yes. For a DIY customer, clearly, resurfacing is going to be much easier. You need a much higher level of technical skill to be able to build the substructure, potentially sync posts, deal with all of the code listings that need to be done. So, it’s much easier to do a resurfacing, where when you have a full deck contractor. I don’t have any great numbers out there that are able to provide more insight on that.

Reuben Garner

That’s all I have. Thanks guys and congrats on the quarter, and good luck navigating through all this.

Bryan Fairbanks

Thanks Reuben. I appreciate it.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

Operator

Again, if you would like to ask a question please press “*”, then “1”.

And our next question will come from Seldon Clarke of Deutsche Bank. Please go ahead.

Seldon Clarke

Hi, good afternoon. Thanks for the question. How should we think about the moving pieces as it relates to decremental margins in the second quarter, just kind of given the speed and uniqueness of the slowdown alongside the ramp in some of these capacity investments that you’re making?

Bryan Fairbanks

We haven’t provided the margin guidance for the rest of the year, but we will be continuing to run our assets at 100% along the way. So, I don’t really see there being any decrement because we are taking capacity down at this point. As I mentioned earlier, we will start bringing labor in early ahead of time, so that we can ramp up those lines out in Nevada.

Seldon Clarke

Okay. Were there any of those start-up costs as it relates to SG&A that were supposed to happen in the first quarter, delayed in the second quarter, anything along those lines?

Bryan Fairbanks

There were some personnel costs, mostly out in our Nevada facility as we were bringing them on, but it was minimal in the first quarter.

Seldon Clarke

Okay, got it. And just a longer-term question. If you do decide to forego some of these capacity investments that you have planned for later in the year, how quickly can you sort of ramp those back up, if demand starts to pick up a little bit faster than you would have expected in 2021 or later this year?

Bryan Fairbanks

Well, that’s always the key question. Once you stop with something, how long does it take to get those contractors reengaged again and moving things forward? That’s why part of the reason we’re continuing to move forward with that capacity, we want to be sure that we can service all of the market demand out there. Might that mean there’s a couple lines that we decide to back off on at some point? Sure, it’s possible. But we’ll still be moving forward with the building as well as lines in those buildings so we can support market demand.

Seldon Clarke

Okay. I appreciate the time. Thanks guys.

Bryan Fairbanks

Thanks.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern

CONCLUSION

Bryan Fairbanks

Thank you for your questions and comments today. The Trex team remains fully committed and energized to execute on the strategies reviewed earlier. We have great opportunities ahead of us, and we look forward to reviewing our results with you at the end of the second quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation and you may now disconnect.

Trex Company, Inc.

Monday, May 04, 2020, 5:00 PM Eastern